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[COMPANY LOGO GOES HERE]                                            NEWS RELEASE

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           FOR IMMEDIATE RELEASE  CENTOCOR CONTACT: TIMOTHY P. COST
                                                    (610) 889-4459

                                                    BETH FIELD WALLACE
                                                    (610) 651-6122

                                  WELLCOME CONTACT: JUSTINE FRAIN
                                                    011-44-71-387-4477

                    WELLCOME AND CENTOCOR ANNOUNCE APPROVAL
                         TO MARKET PANOREX IN GERMANY

                NEW DRUG FOR THE TREATMENT OF COLORECTAL CANCER

London, England and Malvern, PA January 4,1995 (8:30 AM/EDT/U.S.) -- Wellcome plc (NYSE:WEL) and Centocor, Inc. (Nasdaq:CNTO) today announced that the Paul Ehrlich Institute, the German regulatory body for vaccines and antibodies, has granted marketing authorization for the use of Panorex(R) as adjuvant therapy in the treatment of post-operative colorectal cancer. Centocor will manufacture Panorex(R) and Wellcome will distribute the product. Wellcome expects to launch the product in Germany in the next few months.

Pivotal clinical study results of Panorex(R) (Mab 17-1A) for the treatment of colorectal cancer were published in The Lancet in May 1994. These results of a study of 189 patients, half of whom received Panorex(R) after surgery for Dukes' C colorectal cancer, showed that the overall death rate after a median follow-up of five years was reduced by 30% and the recurrence rate decreased by 27%.

Marketing authorization for Panorex(R) was applied for in Germany in July 1994. Applications for market authorization have also been submitted in Austria, Finland and Sweden. Additional clinical studies with Panorex(R) will be conducted by Wellcome and are expected to begin in Europe, the U.S., and Japan during 1995.

Dr. David Barry, Wellcome's Group Director of Research, Development and Medical Affairs said, "This represents a major step forward for colorectal cancer patients and is the first approval of an antibody for cancer therapy."

David P. Holveck, Centocor's president and chief executive officer, also commented, "The approval of Panorex(R) expands and diversifies Centocor's approved therapeutic product line beyond cardiology to include the critical area of cancer treatment, complementing our line of advanced cancer diagnostic products." On December 22, 1994, Centocor also announced that it had received U.S. approval and CPMP recommendation for its first cardiology drug, ReoPro(TM).

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It is estimated that there were approximately 230,000 cases and 87,000 deaths in
Europe from colorectal cancer in 1992. Colorectal cancer is the second most prevalent cancer in the western world.

Wellcome is a research based pharmaceutical group which discovers and markets innovative products worldwide.

Centocor develops, manufactures, and markets diagnostic and therapeutic products for human healthcare. Centocor's products are based on monoclonal antibody and peptide technologies, and are primarily intended for the management of patients with infectious, cardiovascular and autoimmune diseases, and cancer.

Panorex is a trademark of Centocor, Inc.

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